EHHIBIT 15

July 30, 2015

Securities and Exchange Commission

100 F Street, N.E.

Washington, DC 20549

Commissioners:

We are aware that our reports dated April 29, 2015 and July 28, 2015 on our review of interim financial information of Barnes Group Inc. for the three month periods ended March 31, 2015 and March 31, 2014 and for the three month and six month periods ended June 30, 2015 and June 30, 2014 and included in the Company’s quarterly reports on Form 10-Q for the quarters ended March 31, 2015 and June 30, 2015 are incorporated by reference in its Registration Statement on Form S-8 dated July 30, 2015.

Very truly yours,

/s/ PricewaterhouseCoopers LLP

PricewaterhouseCoopers LLP